Exhibit 21.1
Subsidiaries of Registrant

PQS Enterprises, LLC
Direct Connect Merchant Service
Blue Parasol Group, LLC
Direct Connect Acquisitions, Inc.
The Payment Group, LLC
TPG Holdco, Inc.
Paya EFT, Inc.
Paya, Inc.
Paya Intermediate Holdings, Inc.
Stewardship Technology, Inc.
First Mobile Trust, LLC
FBS Mobile Trust, LLC
Paya Vertical Software, LLC
Paya Holdings III, LLC
Paya Holdings II, LLC
Paya Blocker, Inc.
Paya Intermediate Corp.
Paya Holdings, Inc.